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EXHIBIT 2.1

                                 STATE OF NEVADA
                            CERTIFICATE OP MERGER OF
                   DOMESTIC CORPORATION MD FOREIGN CORPORATION

Pursuant to Nevada Mergers and Exchanges of Interest, Section Q2A200 through 92A230, the undersigned corporation executed the following certificate of Merger.

FIRST: The name of the surviving corporation is StarMed Group, Inc. a Nevada corporation and the name of the non-surviving corporation is StarMed Group, Inc. an Arizona corporation.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The name at the surviving corporation is StarMed Group, Inc., a Nevada corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of incorporation.

FIFTH: The authorized stock arid par value of the surviving corporation shall be 50,000,000 (Fifty Million) shares of common stock with a par value of $.001.

SIXTH: The merger effective date is July 27, 2001.

SEVENTH: The Agreement of Merger is on file at 711 S. Carson Street, Ste 4, Carson City, NV 89701, the place of business of the surviving corporation.

EIGHTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any shareholder of the constituent corporation.

NINTH: All shareholders of the non-surviving corporation shall receive in exchange one share of the surviving corporation for each share owned in the non-surviving corporation.

TEN: This is the result of a unanimous approval of all of the officers, directors and owners of the Corporation.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer and sole director, the 18th day of December 2001.

By: /s/ Herman Rappaport
     -------------------------------------
Name: Herman Rappaport
Title: President      of the Nevada Corporation


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                             IRREVOCABLE APPOINTMENT
                             -----------------------

         I, Herman R. Rappaport, a member of the Board of Directors of StarMed Group, Inc. and an Incorporator thereof, hereby irrevocably appoint the Arizona Corporation Commission as the agent of StarMed Group, Inc. in any proceeding for which process should issue within the State of Arizona.

         The address to which the Arizona Corporation Commission may send process is:

                                Herman Rappaport
                             2029 Century Park East
                                   Suite 1112
                              Los Angeles, CA 90067

12/18/01                                     /s/ Herman R. Rappaport
-----------                                  ---------------------------
Date                                         Herman R. Rappaport


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STATE OF CALIFORNIA      )
                         ) ss.
Count of Los Angeles     )

         On this, the 18th day of December, 2001, before me, the undersigned Notary Public, personally appeared Herman R. Rappaport*, known to me to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same for the purposes therin contained.

         IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

                                             /s/ Fern Lee
                                        -------------------------------
                                        Notary Public

My Commission Expires:

Jan 16, 2004
-------------------------------

                                            [Notary Seal here]

* proved to me on the basis of satisfactory evidence